The Coca-Cola Company Reports Solid Operating Results and a Positive Start to 2018
Net Revenues Declined 16% in First Quarter, Driven by Bottler Refranchising;
Organic Revenues (Non-GAAP) Grew 5%

Operating Margin Expanded Over 220 Basis Points;
Comparable Operating Margin (Non-GAAP) Expanded 600 Basis Points

Earnings Per Share from Continuing Operations Grew 13% to $0.31, While Comparable Earnings Per Share from Continuing Operations (Non-GAAP) Grew 8% to $0.47

Company Is On Track to Deliver Full Year Targets

ATLANTA, April 24, 2018 – The Coca-Cola Company's start to 2018 built on prior momentum, with strong financial performance in the first quarter. While reported net revenues continued to be impacted by refranchising, the company delivered organic revenue (non-GAAP) and volume growth across all geographic operating groups. The company gained value share globally, in addition to seeing improved trends across the beverage industry overall.
"We're encouraged with our first quarter performance as we continue our evolution as a consumer-centric, total beverage company," said James Quincey, President and CEO of The Coca-Cola Company. "We have the right strategies in place and remain confident in our ability to achieve our full year guidance."
During the first quarter, the company expanded its portfolio and continued to drive revenue growth. The company's unit case volume grew 3% with an acceleration in smaller, immediate consumption packaging as revenue growth management initiatives were successfully executed in the market. The company's portfolio continued to evolve and expand through world-class innovation, expansion of the lift, shift and scale model and bolt-on M&A, anchored by continued strength in core brands. These disciplined growth strategies, underpinned by a stronger and aligned system along with a winning culture, helped to drive the business forward.

Highlights

Quarterly Performance

•
Revenues: Net revenues declined 16% to $7.6 billion for the quarter, impacted by a 26% headwind from refranchising of bottling territories. Organic revenues (non-GAAP) grew 5% for the quarter, driven by concentrate sales growth of 4% and price/mix growth of 1%.

•
Volume: Total unit case volume grew 3%, with growth across all category clusters and geographic operating groups. Trademark Coca-Cola was the largest contributor, with a clear acceleration in all brands under the trademark.

•
Margin: Operating margin, which included items impacting comparability, grew over 220 basis points. Comparable operating margin (non-GAAP) expanded 600 basis points, driven by divestitures of lower-margin bottling businesses and the company's ongoing productivity efforts, partially offset by the adoption of the new revenue recognition accounting standard.

•	Market Share: The company continued to gain value share in total nonalcoholic ready-to-drink ("NARTD") beverages.

•
Cash Flow: Cash from operations for the quarter was $613 million, down 20% primarily due to the refranchising of North American bottling territories and the impact of one less day in the quarter. Free cash flow (non-GAAP) was $339 million, up 5% driven by reduced capital investment needs.

•	Share Repurchases: Purchases of stock for treasury for the quarter were $927 million. Net share repurchases (non-GAAP) totaled $471 million.

Company Updates

•
Leveraging the strength of leader brands: The company continued to capitalize on its leadership position in sparkling soft drinks. A consistent focus on the One Brand Strategy for Trademark Coca-Cola led to 4% volume growth, fueled by 3% growth in brand Coca-Cola and double-digit growth in Coca-Cola Zero Sugar. This performance, along with driving profitability within sparkling through revenue growth management initiatives, led to 6% growth in global retail value for Trademark Coca-Cola.

•
Expanding presence in on-trend categories: After the recent acquisition of the U.S. rights to Topo Chico premium sparkling mineral water, the company was able to extend the brand's reach through increased distribution, while preserving its strong heritage. The brand grew its U.S. retail value over 30% during the quarter and gained value share in the fast-growing sparkling water category.

•
Innovation within iconic brands: Diet Coke returned to volume growth in North America during the quarter, following a full brand restage. The introduction of four bold, new flavors, along with contemporary, sleek packaging and innovative marketing, helped lift the performance of the brand.

•
Scaling successful brands rapidly: During the quarter, the company leveraged its strength in distribution to lift, shift and scale leading brands around the world. Fuze Tea, which was already available in 49 countries, was introduced in an additional 37 countries across Europe, featuring new herb and fruit-infused flavors with fewer calories. The single-day launch of Fuze Tea in Europe was executed on a scale that was unprecedented in the company’s history.

Operating Review – Three Months Ended March 30, 2018
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures, and Structural Items, Net	Accounting Changes[2]	Reported Net Revenues	Organic Revenues[3]	Unit Case Volume
Consolidated	4	1	2	(26)	3	(16)	5	3
Europe, Middle East & Africa	9	(1)	7	0	(2)	13	8	4
Latin America	0	6	1	0	1	8	6	1
North America	2	(1)	0	(1)	11	11	1	2
Asia Pacific	5	(2)	4	(1)	(5)	1	3	5
Bottling Investments	12	2	1	(90)	3	(73)	13	(32)

Operating Income and EPS from Continuing Operations

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[3]	Structural Items	Accounting Changes[2]	Comparable Currency Neutral (Adjusted for Structural Items and Accounting Changes)[3]
Consolidated	(8)	(12)	2	2	(6)	0	9

Europe, Middle East & Africa	6	0	3	3
Latin America	13	0	0	13
North America	(7)	(2)	0	(5)
Asia Pacific	4	0	2	2
Bottling Investments	(419)	—	—	—

Percent Change	Reported EPS from Continuing Operations	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[3]
Consolidated	13	5	2	6

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes.
2 Represents the impact of adoption of new revenue recognition accounting standard.
3 Organic revenues, comparable currency neutral operating income, comparable currency neutral operating income (adjusted for structural items and accounting changes) and comparable currency neutral EPS from continuing operations are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.

In addition to the data in the preceding tables, operating results included the following:

Consolidated

•
Price/mix grew 1% in the quarter as solid pricing in the marketplace was partially offset by timing. Concentrate sales grew ahead of unit case volume, largely due to the timing of shipments, particularly in the emerging markets.

•	Unit case volume grew 3% for the quarter. Category cluster performance was as follows:

◦	Sparkling soft drinks: 4%

◦	Juice, dairy and plant-based beverages: 3%

◦	Water, enhanced water and sports drinks: 1%

◦	Tea and coffee: 5%

•
Operating income was impacted by comparability items, predominantly charges associated with the refranchising of bottling territories in North America. Results were also impacted by structural items related to refranchising. Growth in comparable currency neutral operating income (adjusted for structural items and accounting changes) (non-GAAP) was driven by organic revenue (non-GAAP) growth and the benefit from ongoing productivity initiatives.

Europe, Middle East & Africa

•
Price/mix declined 1% for the quarter, as positive pricing in the marketplace was offset by negative geographic mix due to growth in emerging and developing markets outpacing developed markets. Concentrate sales grew 5 points ahead of unit case volume due to the timing of shipments in the majority of business units.

•	Unit case volume grew 4% in the quarter, led by strong performance in Turkey and South Africa, partially offset by declines in Nigeria and Western Europe.

•
Operating income growth trailed revenue growth, largely due to a less favorable currency impact to operating income compared to revenue in addition to increased marketing investments related to the Fuze Tea launch. Product mix also impacted the quarter due to continued strong growth in innocent, a finished goods business.

•	The company gained value share in the juice, dairy and plant-based beverages cluster.

Latin America

•	Price/mix growth of 6% for the quarter was primarily driven by strong price/mix in Mexico and the South Latin business unit.

•	Unit case volume grew 1% in the quarter, as low to mid single-digit growth in Brazil, Argentina and Mexico was partially offset by declines in Peru and Chile.

•	Operating income growth during the quarter was driven by solid pricing in the marketplace in addition to productivity initiatives.

•	The company gained or maintained value share in sparkling soft drinks as well as the juice, dairy and plant-based beverages and water, enhanced water and sports drink clusters.

North America

•	Price/mix declined 1% for the quarter as low single-digit underlying pricing was offset by the cycling of certain product launches, incremental freight costs, and the timing of the Easter holiday.

•
Unit case volume grew 2% for the quarter. Sparkling soft drinks growth of 3% included double-digit growth in Coca-Cola Zero Sugar, along with positive performance in Diet Coke. Juice, dairy and plant-based beverages declined 2%, as growth in dairy and plant-based beverages was offset by a decline in juice, largely due to deprioritizing lower-margin juice drink brands and to package re-sizing across the juice portfolio. Tea and coffee grew 5%. Water, enhanced water and sports drinks grew 1%, which included strong growth in the sparkling water portfolio driven by double-digit growth in smartwater sparkling and Dasani sparkling, in addition to the strong performance of Topo Chico.

•
Operating income for the quarter was unfavorably impacted by a 6-point headwind from cycling the benefit of intercompany profit elimination in the prior year related to the refranchising of North American bottling operations.

•	The company gained or maintained value share in total NARTD beverages, along with all category clusters.

Asia Pacific

•	Price/mix declined 2% for the quarter, largely driven by negative geographic mix as growth in China and India outpaced more developed markets, including Japan and Australia.

•	Unit case volume growth of 5% for the quarter was driven by strong performance in China and India, partially offset by a low single-digit decline in Southeast Asia.

•	Operating income growth outpaced revenue growth for the quarter, largely driven by favorable product mix as sparkling soft drinks grew volume double digits in China and India.

•	The company gained or maintained value share in total NARTD beverages along with sparkling soft drinks and the juice, dairy and plant-based beverages cluster.

Bottling Investments

•	Price/mix growth of 2% for the quarter was largely driven by strong performance in India.

•
The operating loss for the quarter was largely driven by items impacting comparability. Comparable currency neutral operating loss (non-GAAP) was unfavorably impacted by the refranchising of North American bottling territories and the deconsolidation of previously held bottling operations in China.

Outlook
The 2018 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full year 2018 projected organic revenues (non-GAAP) to full year 2018 projected reported net revenues, full year 2018 projected comparable currency neutral operating income (adjusted for structural items and accounting changes) (non-GAAP) to full year 2018 projected reported operating income, or full year 2018 projected comparable EPS from continuing operations (non-GAAP) to full year 2018 projected reported EPS from continuing operations without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; the exact timing and amount of comparability items throughout 2018; and the actual impact of accounting changes. The unavailable information could have a significant impact on full year 2018 GAAP financial results.
Full Year 2018 Underlying Performance:

•	Approximately 4% growth in organic revenues (non-GAAP) – No Change

•	8% to 9% growth in comparable currency neutral operating income (adjusted for structural items and accounting changes) (non-GAAP) – No Change
Full Year 2018 Currency Impact:

•	Comparable net revenues (non-GAAP): 1% tailwind based on the current rates and including the impact of hedged positions – No Change

•	Comparable operating income (non-GAAP): 0% to 1% headwind based on the current rates and including the impact of hedged positions – No Change
Full Year 2018 Impact from Acquisitions, Divestitures, Structural Items and Accounting Changes:

•	Comparable net revenues (non-GAAP): 17% headwind from acquisitions, divestitures and structural items – No Change

•	Comparable net revenues (non-GAAP): 1% to 2% tailwind from accounting changes – No Change

•	Comparable operating income (non-GAAP): 2% structural headwind – No Change

•	Comparable operating income (non-GAAP): 0% impact from accounting changes – No Change
Full Year 2018 Other Items:

•	Underlying effective tax rate (non-GAAP): Estimated to be 21% – No Change

•	Cash from operations of at least $8.5 billion – No Change

•	Capital expenditures (excluding discontinued operations): Approximately $1.9 billion – No Change

•	Net share repurchases (non-GAAP): Approximately $1.0 billion – No Change
Full Year 2018 EPS:

•	Comparable EPS from continuing operations (non-GAAP): 8% to 10% growth versus $1.91 in 2017 – No Change
Second Quarter 2018 Considerations – New:

•
Comparable net revenues (non-GAAP): 16% headwind from acquisitions, divestitures and structural items; 1% currency tailwind based on the current rates and including the impact of hedged positions; 1% to 2% tailwind from accounting changes.

•	Comparable operating income (non-GAAP): 4% to 5% structural headwind; 1% currency headwind based on the current rates and including the impact of hedged positions; 2% headwind from accounting changes.

Notes

•	All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.

•
All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. "Unit case" means a unit of measurement equal to 24 eight-ounce servings of finished beverage. "Unit case volume" means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers.

•
"Core business" represents the combined performance from the Europe, Middle East & Africa; Latin America; North America; Asia Pacific; and Corporate operating segments offset by intersegment eliminations.

•
"Concentrate sales" represents the amount of concentrates, syrups, beverage bases, source waters, and powders/minerals (in all instances expressed in equivalent unit cases) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. In the reconciliation of reported net revenues, "concentrate sales" represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments (expressed in equivalent unit cases) after considering the impact of structural changes. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume after considering the impact of structural changes. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.

•
"Price/mix" represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.

•
First quarter 2018 financial results were impacted by one less day, and fourth quarter 2018 financial results will be impacted by one additional day as compared to the same periods in 2017. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss first quarter 2018 operating results today, April 24, 2018, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the "Investors" section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the "Investors" section of the website includes a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.
Contacts:            Investors and Analysts                Media
Tim Leveridge: +1 404.676.7563            Scott Leith: +1 404.676.8768

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	March 30, 2018	March 31, 2017	% Change
Net Operating Revenues	$7,626	$9,118	(16)
Cost of goods sold	2,738	3,513	(22)
Gross Profit	4,888	5,605	(13)
Selling, general and administrative expenses	2,541	3,352	(24)
Other operating charges	536	290	85
Operating Income	1,811	1,963	(8)
Interest income	165	155	7
Interest expense	230	192	20
Equity income (loss) — net	142	116	23
Other income (loss) — net	(55)	(535)	90
Income from Continuing Operations Before Income Taxes	1,833	1,507	22
Income taxes from continuing operations	506	323	57
Net Income from Continuing Operations	1,327	1,184	12
Income from discontinued operations (net of income taxes of $40 and $0, respectively)	73	—	—
Consolidated Net Income	1,400	1,184	18
Less: Net income attributable to noncontrolling interests	32	2	1,406
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,368	$1,182	16

Basic net income per share from continuing operations[1]	$0.31	$0.28	13
Basic net income per share from discontinued operations[2]	0.01	—	—
Basic Net Income Per Share	$0.32	$0.28	16
Average Shares Outstanding — Basic	4,265	4,287
Diluted net income per share from continuing operations[1]	$0.31	$0.27	13
Diluted net income per share from discontinued operations[2]	0.01	—	—
Diluted Net Income Per Share	$0.32	$0.27	16
Average Shares Outstanding — Diluted	4,306	4,334

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided. Certain prior year amounts have been revised to conform to the current year presentation as a result of the adoption of certain accounting standards effective January 1, 2018.

[1]	Calculated based on net income from continuing operations less net income from continuing operations attributable to noncontrolling interests.

[2]	Calculated based on net income from discontinued operations less net income from discontinued operations attributable to noncontrolling interests.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	March 30, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$8,291	$6,006
Short-term investments	7,518	9,352
Total Cash, Cash Equivalents and Short-Term Investments	15,809	15,358
Marketable securities	5,564	5,317
Trade accounts receivable, less allowances of $479 and $477, respectively	3,904	3,667
Inventories	2,937	2,655
Prepaid expenses and other assets	2,449	2,000
Assets held for sale	213	219
Assets held for sale — discontinued operations	7,166	7,329
Total Current Assets	38,042	36,545
Equity Method Investments	21,478	20,856
Other Investments	1,039	1,096
Other Assets	4,428	4,230
Deferred Income Tax Assets	3,298	330
Property, Plant and Equipment — net	7,977	8,203
Trademarks With Indefinite Lives	6,753	6,729
Bottlers' Franchise Rights With Indefinite Lives	53	138
Goodwill	9,908	9,401
Other Intangible Assets	306	368
Total Assets	$93,282	$87,896

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$10,218	$8,748
Loans and notes payable	14,785	13,205
Current maturities of long-term debt	4,370	3,298
Accrued income taxes	579	410
Liabilities held for sale	33	37
Liabilities held for sale — discontinued operations	1,495	1,496
Total Current Liabilities	31,480	27,194
Long-Term Debt	29,792	31,182
Other Liabilities	8,079	8,021
Deferred Income Tax Liabilities	2,314	2,522
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	16,006	15,864
Reinvested earnings	63,150	60,430
Accumulated other comprehensive income (loss)	(10,038)	(10,305)
Treasury stock, at cost — 2,781 and 2,781 shares, respectively	(51,268)	(50,677)
Equity Attributable to Shareowners of The Coca-Cola Company	19,610	17,072
Equity Attributable to Noncontrolling Interests	2,007	1,905
Total Equity	21,617	18,977
Total Liabilities and Equity	$93,282	$87,896
Note: Certain prior year amounts have been revised to conform to the current year presentation as a result of the adoption of certain accounting standards effective January 1, 2018.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)
	Three Months Ended
Operating Activities	March 30, 2018	March 31, 2017
Consolidated net income	$1,400	$1,184
(Income) loss from discontinued operations	(73)	—
Net income from continuing operations	1,327	1,184
Depreciation and amortization	270	328
Stock-based compensation expense	72	55
Deferred income taxes	(199)	(34)
Equity (income) loss — net of dividends	(43)	(89)
(Gain) loss on equity securities	85	—
Foreign currency adjustments	(19)	72
Significant (gains) losses on sales of assets — net	34	497
Other operating charges	510	269
Other items	(112)	16
Net change in operating assets and liabilities	(1,312)	(1,534)
Net cash provided by operating activities	613	764
Investing Activities
Purchases of investments	(2,669)	(3,731)
Proceeds from disposals of investments	4,379	4,362
Acquisitions of businesses, equity method investments and nonmarketable securities	(183)	(337)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	3	1,430
Purchases of property, plant and equipment	(274)	(442)
Proceeds from disposals of property, plant and equipment	43	18
Other investing activities	22	31
Net cash provided by (used in) investing activities	1,321	1,331
Financing Activities
Issuances of debt	9,576	11,704
Payments of debt	(8,770)	(9,223)
Issuances of stock	477	394
Purchases of stock for treasury	(927)	(1,304)
Other financing activities	(72)	(36)
Net cash provided by (used in) financing activities	284	1,535
Cash Flows from Discontinued Operations
Net cash provided by (used in) operating activities	46	—
Net cash provided by (used in) investing activities	(24)	—
Net cash provided by (used in) financing activities	40	—
Net cash provided by (used in) discontinued operations	62	—
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	95	202
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	2,375	3,832
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	6,373	8,850
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	8,748	12,682
Less: Restricted cash and restricted cash equivalents at end of period	457	562
Cash and cash equivalents at end of period	$8,291	$12,120
Note: Certain prior year amounts have been revised to conform to the current year presentation as a result of the adoption of certain accounting standards effective January 1, 2018.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues [1]			Operating Income (Loss)			Income (Loss) from Continuing Operations Before Income Taxes
	March 30, 2018	March 31, 2017	% Fav. / (Unfav.)	March 30, 2018	March 31, 2017	% Fav. / (Unfav.)	March 30, 2018	March 31, 2017	% Fav. / (Unfav.)
Europe, Middle East & Africa	$1,841	$1,632	13	$914	$860	6	$927	$885	5
Latin America	998	926	8	572	505	13	566	507	12
North America	2,680	2,417	11	531	574	(7)	531	477	11
Asia Pacific	1,218	1,208	1	565	541	4	574	549	5
Bottling Investments	1,051	3,836	(73)	(461)	(89)	(419)	(388)	(546)	29
Corporate	18	29	(39)	(310)	(428)	28	(377)	(365)	(3)
Eliminations	(180)	(930)	81	—	—	—	—	—	—
Consolidated	$7,626	$9,118	(16)	$1,811	$1,963	(8)	$1,833	$1,507	22
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended March 30, 2018, intersegment revenues were $149 million for Europe, Middle East & Africa, $19 million for Latin
America, $55 million for North America and $106 million for Asia Pacific. The sum of these intersegment revenues does not equal the eliminations on a consolidated basis due to intercompany sales to our discontinued operations. During the three months ended March 31, 2017, intersegment revenues were $13 million for Latin America, $764 million for North America, $130 million for Asia Pacific and $23 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: "comparable net revenues", "organic revenues", "core business organic revenues", "comparable operating margin", "comparable operating income", "comparable currency neutral operating income", "comparable currency neutral operating income (adjusted for structural items and accounting changes)", "comparable EPS from continuing operations", "comparable currency neutral EPS from continuing operations", "underlying effective tax rate", "free cash flow" and "net share repurchases", each of which are defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We believe these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company's performance. Disclosing these non-GAAP financial measures allows investors and Company management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS

•	"Accounting changes" refer to the adoption of Accounting Standards Codification ("ASC 606"), Revenue from Contracts with Customers, which was adopted by the Company effective January 1, 2018.

•
"Currency neutral operating results" are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

•
"Structural changes" generally refer to acquisitions or dispositions of bottling, distribution or canning operations and the consolidation or deconsolidation of bottling and distribution entities for accounting purposes. In 2018, the Company acquired a controlling interest in the Oman bottler. The impact of this acquisition has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the Bottling Investments operating segment. In 2017, the Company refranchised bottling territories in North America to certain of its unconsolidated bottling partners. The impact of these transactions has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for the North America and Bottling Investments operating segments. In 2017, the Company refranchised its bottling operations in China to the two local franchise bottlers. The impact of these refranchising activities has been included as a structural change in our analysis of net operating revenues on a consolidated basis as well as for our Asia Pacific and Bottling Investments operating segments. These transactions were also included as structural items in our analysis of comparable currency neutral operating income (adjusted for structural items and accounting changes) (non-GAAP) on a consolidated basis. In addition, for non-Company-owned and licensed beverage products sold in the refranchised territories in North America for which the Company no longer reports unit case volume, we have eliminated the unit case volume from the base year when calculating 2018 versus 2017 volume growth rates on a consolidated basis as well as for the North America and Bottling Investments operating segments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

DEFINITIONS (continued)
"Comparable net revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes the comparable net revenues (non-GAAP) growth measure provides investors with useful supplemental information to enhance their understanding of the Company's revenue performance and trends by improving their ability to compare our period-to-period results. "Organic revenues" is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural items, as applicable, the impact of changes in foreign currency exchange rates as well as the impact of accounting changes. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the Company's ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange, the impact of acquisitions, divestitures and structural items as well as the impact of accounting changes. "Core business organic revenues" is a non-GAAP financial measure that represents the combined organic revenue performance from the Europe, Middle East and Africa; Latin America; North America; and Asia Pacific operating segments and Corporate offset by intersegment eliminations. Management believes the core business organic revenues (non-GAAP) measure enhances the understanding of the change in the net operating revenues of the operating segments of our business that are not significantly impacted by the acquisition and divestiture activity taking place in our Bottling Investments operating segment. The adjustments related to acquisitions, divestitures and structural items for the three months ended March 30, 2018 and March 31, 2017 consisted of the structural changes discussed above. Additionally, during the three months ended March 30, 2018, organic revenues (non-GAAP) were adjusted, both on a consolidated basis and for our North America operating segment, for the revenues generated by the Topo Chico premium sparkling water brand whose U.S. rights were acquired in 2017.

•
"Comparable operating margin" and "comparable operating income" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). "Comparable currency neutral operating income" and "comparable currency neutral operating income (adjusted for structural items and accounting changes)" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. Comparable currency neutral operating income (adjusted for structural items and accounting changes) (non-GAAP) has also been adjusted for structural changes and accounting changes. Management uses these non-GAAP financial measures to evaluate the Company's performance and make resource allocation decisions. Further, management believes the comparable operating margin (non-GAAP) expansion, comparable operating income (non-GAAP) growth, comparable currency neutral operating income (non-GAAP) growth and comparable currency neutral operating income (adjusted for structural items and accounting changes) (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the Company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Comparable EPS from continuing operations" and "comparable currency neutral EPS from continuing operations" are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability

(discussed further below). Comparable currency neutral EPS from continuing operations (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the Company's performance and make resource allocation decisions. Further, management believes the comparable EPS from continuing operations (non-GAAP) and comparable currency neutral EPS from continuing operations (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the Company's underlying business performance and trends by improving their ability to compare our period-to-period financial results.

•
"Underlying effective tax rate" is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income from continuing operations before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

DEFINITIONS (continued)

•
"Free cash flow" is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the Company's performance and make resource allocation decisions.

•
"Net share repurchases" is a non-GAAP financial measure that reflects the net amount of purchases of stock for treasury after considering proceeds from the issuances of stock, the net change in stock issuance receivables (related to employee stock options exercised but not settled prior to the end of the period) and the net change in treasury stock payables (for treasury shares repurchased but not settled prior to the end of the period).

ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability." Items impacting comparability include, but are not limited to, asset impairments and restructuring charges, charges related to our productivity and reinvestment initiatives and transaction gains/losses, in each case when exceeding a U.S. dollar threshold. Also included are timing differences related to our economic (nondesignated) hedging activities and our proportionate share of similar items incurred by our equity method investees, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral operating results" defined above).
Asset Impairments and Restructuring
Asset Impairments
During the three months ended March 30, 2018, the Company recorded charges of $390 million related to the impairment of Coca-Cola Refreshments ("CCR") assets that are recorded in our Bottling Investments operating segment, primarily as a result of management's view of the proceeds that are expected to be received for the remaining bottling territories upon their refranchising. This charge was determined by comparing the fair value of the reporting unit to its carrying value.
During the three months ended March 31, 2017, the Company recorded a charge of $84 million related to the impairment of CCR goodwill that is recorded in our Bottling Investments operating segment, primarily as a result of refranchising activities in North America and management's view of the proceeds that were expected to be received for the remaining bottling territories upon their refranchising. This charge was determined by comparing the fair value of the reporting unit to its carrying value.
Productivity and Reinvestment
During the three months ended March 30, 2018 and March 31, 2017, the Company recorded charges of $95 million and $139 million, respectively, related to our productivity and reinvestment initiatives. These productivity and reinvestment initiatives are focused on four key areas: restructuring the Company's global supply chain; implementing zero-based work, an evolution of zero-based budget principles across the organization; streamlining and simplifying the Company's operating model; and further driving increased discipline and efficiency in direct marketing investments. The savings realized from the program will enable the Company to fund marketing initiatives and innovation required to deliver sustainable net revenue growth. The savings will also support margin expansion and increased returns on invested capital over time.
Equity Investees
During the three months ended March 30, 2018 and March 31, 2017, the Company recorded net charges of $51 million and $58 million, respectively. These amounts represent the Company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Transaction Gains/Losses
During the three months ended March 30, 2018 and March 31, 2017, the Company recorded charges of $45 million and $60 million, respectively, primarily related to costs incurred to refranchise certain of our bottling operations. These costs include, among other items, internal and external costs for individuals directly working on the refranchising efforts, severance, special termination benefits, and costs associated with the implementation of information technology systems to facilitate consistent data standards and availability throughout our bottling systems.
During the three months ended March 30, 2018, the Company recorded a net loss of $33 million primarily related to the reversal of the cumulative translation adjustments resulting from the substantial liquidation of the Company's former Russian juice operations.
During the three months ended March 30, 2018 and March 31, 2017, the Company recorded charges of $19 million and $106 million, respectively. These charges were primarily related to payments made to certain of our unconsolidated bottling partners in North America in order to convert their bottling agreements to a comprehensive beverage agreement with additional requirements.
During the three months ended March 30, 2018 and March 31, 2017, the Company recorded net charges of $2 million and $497 million, respectively. These net charges were primarily due to the derecognition of the intangible assets transferred or reclassified as held for sale as a result of the refranchising of certain bottling territories in North America.
During the three months ended March 31, 2017, the Company recognized a tax expense of $60 million resulting from the accrual of tax on temporary differences related to the investment in foreign subsidiaries that are expected to reverse in the foreseeable future.
During the three months ended March 31, 2017, the Company recorded charges of $2 million. These charges were for noncapitalizable transaction costs associated with pending and closed transactions.
Other Items
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three months ended March 30, 2018 and March 31, 2017, the net impact of the Company's adjustment related to our economic hedging activities resulted in decreases of $10 million and $4 million, respectively, to our non-GAAP income from continuing operations before income taxes.
Other
During the three months ended March 30, 2018, the Company recorded a net loss of $97 million related to unrealized mark-to-market adjustments of equity securities. Accounting Standards Update ("ASU") 2016-01 was adopted effective January 1, 2018 and requires us to recognize any changes in the fair value of certain equity investments in net income. Prior to the adoption of this accounting standard, we recognized these changes in other comprehensive income ("OCI").
During the three months ended March 31, 2017, the Company recorded impairment charges of $20 million related to Venezuelan intangible assets as a result of weaker sales resulting from continued political instability. These charges were determined by comparing the fair value of the assets, derived using discounted cash flow analyses, to the respective carrying values.
During the three months ended March 30, 2018 and March 31, 2017, the Company recorded other charges of $6 million. These charges were primarily related to tax litigation expense.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Certain Tax Matters
During the three months ended March 30, 2018, the Company recorded $176 million of income tax expense primarily as a result of adjustments to our provisional remeasurement of deferred taxes recorded as of December 31, 2017, related to the Tax Cuts and Jobs Act ("Tax Reform Act") signed into law on December 22, 2017. The Company also recorded a net tax charge of $34 million for changes to our uncertain tax positions, including interest and penalties, as well as for agreed upon tax matters. These charges were partially offset by $84 million of excess tax benefits recorded in association with the Company's share-based compensation arrangements.

During the three months ended March 31, 2017, the Company recorded $53 million of excess tax benefits associated with the Company's share-based compensation arrangements, partially offset by a net tax charge of $23 million for changes to our uncertain tax positions, including interest and penalties.

2018 OUTLOOK
Our 2018 outlook for organic revenues, comparable currency neutral operating income (adjusted for structural items and accounting changes) and comparable EPS from continuing operations are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, acquisitions and divestitures, and the impact of structural items and accounting changes, as applicable. The Company is not able to reconcile full year 2018 projected organic revenues (non-GAAP) to full year 2018 projected reported net revenues, full year 2018 projected comparable currency neutral operating income (adjusted for structural items and accounting changes) (non-GAAP) to full year 2018 projected reported operating income, or full year 2018 projected comparable EPS from continuing operations (non-GAAP) to full year 2018 projected reported EPS from continuing operations without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates; the exact timing and amount of acquisitions, divestitures and/or structural changes; the exact timing and amount of comparability items throughout 2018; and the actual impact of accounting changes. The unavailable information could have a significant impact on full year 2018 GAAP financial results.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 30, 2018
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$7,626	$2,738	$4,888	64.1%	$2,541	$536	$1,811	23.7%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(390)	390
Productivity & Reinvestment	—	—	—		—	(95)	95
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(45)	45
Other Items	(2)	9	(11)		(1)	(6)	(4)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$7,624	$2,747	$4,877	64.0%	$2,540	$—	$2,337	30.7%

	Three Months Ended March 31, 2017
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$9,118	$3,513	$5,605	61.5%	$3,352	$290	$1,963	21.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(84)	84
Productivity & Reinvestment	—	—	—		—	(139)	139
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	(3)	3		—	(41)	44
Other Items	14	21	(7)		(3)	(26)	22
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$9,132	$3,531	$5,601	61.3%	$3,349	$—	$2,252	24.7%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(16)	(22)	(13)		(24)	85	(8)
% Currency Impact	2	2	2		2	—	2
% Change — Currency Neutral (Non-GAAP)	(19)	(24)	(15)		(27)	—	(10)

% Change — Comparable (Non-GAAP)	(17)	(22)	(13)		(24)	—	4
% Comparable Currency Impact (Non-GAAP)	2	2	2		2	—	2
% Change — Comparable Currency Neutral (Non-GAAP)	(19)	(24)	(15)		(27)	—	2
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended March 30, 2018
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations	[1]	Effective tax rate	Net income from continuing operations	Diluted net income per share from continuing operations	[2]
Reported (GAAP)	$230	$142	$(55)	$1,833	$506		27.6%	$1,327	$0.31	[4]
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	390	100			290	0.07
Productivity & Reinvestment	—	—	—	95	23			72	0.02
Equity Investees	—	51	—	51	(5)			56	0.01
Transaction Gains/Losses	—	—	54	99	17			82	0.02
Other Items	—	—	97	93	23			70	0.02
Certain Tax Matters	—	—	—	—	(126)			126	0.03
Comparable (Non-GAAP)	$230	$193	$96	$2,561	$538		21.0%	$2,023	$0.47	[4]

	Three Months Ended March 31, 2017
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations	[1]	Effective tax rate	Net income from continuing operations	Diluted net income per share from continuing operations	[3]
Reported (GAAP)	$192	$116	$(535)	$1,507	$323		21.4%	$1,184	$0.27	[4]
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	84	—			84	0.02
Productivity & Reinvestment	—	—	—	139	52			87	0.02
Equity Investees	—	58	—	58	15			43	0.01
Transaction Gains/Losses	—	—	621	665	174			491	0.11
Other Items	—	—	—	22	—			22	0.01
Certain Tax Matters	—	—	—	—	30			(30)	(0.01)
Comparable (Non-GAAP)	$192	$174	$86	$2,475	$594		24.0%	$1,881	$0.43	[4]

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income from continuing operations before income taxes	Income taxes from continuing operations			Net income from continuing operations	Diluted net income per share from continuing operations
% Change — Reported (GAAP)	20	23	90	22	57			12	13
% Change — Comparable (Non-GAAP)	20	12	10	3	(9)			8	8
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]
The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters previously discussed.

[2]	4,306 million average shares outstanding — diluted

[3]	4,334 million average shares outstanding — diluted

[4]
Calculated based on net income from continuing operations less net income attributable to noncontrolling interests from continuing operations of $2 million for both the three months ended March 30, 2018 and March 31, 2017.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Operating Income and Diluted Net Income Per Share from Continuing Operations:

	Three Months Ended March 30, 2018
	Operating income	Diluted net income per share from continuing operations
% Change — Reported (GAAP)	(8)	13
% Currency Impact	2	2
% Change — Currency Neutral (Non-GAAP)	(10)	11
% Structural Impact	(6)	—
% Change — Currency Neutral (Adjusted for Structural Items) (Non-GAAP)	(3)	—
% Impact of Accounting Changes[1]	0	—
% Change — Currency Neutral (Adjusted for Structural Items and Accounting Changes) (Non-GAAP)	(3)	—

% Impact of Items Impacting Comparability (Non-GAAP)	(12)	5
% Change — Comparable (Non-GAAP)	4	8
% Comparable Currency Impact (Non-GAAP)	2	2
% Change — Comparable Currency Neutral (Non-GAAP)	2	6
% Comparable Structural Impact (Non-GAAP)	(6)	—
% Change — Comparable Currency Neutral (Adjusted for Structural Items) (Non-GAAP)	8	—
% Comparable Impact of Accounting Changes (Non-GAAP)[1]	0	—
% Change — Comparable Currency Neutral (Adjusted for Structural Items and Accounting Changes) (Non-GAAP)	9	—
Note: Certain columns may not add due to rounding.
1 Impact of adoption of new revenue recognition accounting standard.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Net Operating Revenues by Operating Segment:

	Three Months Ended March 30, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,841	$998	$2,680	$1,218	$1,051	$18	$(180)	$7,626
Items Impacting Comparability:
Other Items	—	—	—	—	—	(2)	—	(2)
Comparable (Non-GAAP)	$1,841	$998	$2,680	$1,218	$1,051	$16	$(180)	$7,624

	Three Months Ended March 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$1,632	$926	$2,417	$1,208	$3,836	$29	$(930)	$9,118
Items Impacting Comparability:
Other Items	—	—	5	—	—	9	—	14
Comparable (Non-GAAP)	$1,632	$926	$2,422	$1,208	$3,836	$38	$(930)	$9,132

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	13	8	11	1	(73)	(39)	81	(16)
% Currency Impact	7	1	0	4	1	36	—	2
% Change — Currency Neutral (Non-GAAP)	6	7	11	(3)	(74)	(75)	—	(19)
% Acquisitions, Divestitures and Structural Items	0	0	(1)	(1)	(90)	0	—	(26)
% Impact of Accounting Changes[1]	(2)	1	11	(5)	3	(9)	—	3
% Change — Organic Revenues (Non-GAAP)	8	6	1	3	13	(66)	—	5

% Change — Comparable (Non-GAAP)	13	8	11	1	(73)	(57)	—	(17)
% Comparable Currency Impact (Non-GAAP)	7	1	0	4	1	1	—	2
% Change — Comparable Currency Neutral (Non-GAAP)	6	7	10	(3)	(74)	(58)	—	(19)
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Impact of adoption of new revenue recognition accounting standard.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Core Business Revenues (Non-GAAP): [1]

Three Months Ended March 30, 2018
Reported (GAAP) Net Operating Revenues	$7,626
Bottling Investments Net Operating Revenues	(1,051)
Consolidated Eliminations	180
Intersegment Core Net Operating Revenue Eliminations	(5)
Core Business Revenues (Non-GAAP)	6,750
Items Impacting Comparability:
Other Items	(2)
Comparable Core Business Revenues (Non-GAAP)	$6,748

Three Months Ended March 31, 2017
Reported (GAAP) Net Operating Revenues	$9,118
Bottling Investments Net Operating Revenues	(3,836)
Consolidated Eliminations	930
Intersegment Core Net Operating Revenue Eliminations	(3)
Core Business Revenues (Non-GAAP)	6,209
Items Impacting Comparability:
Other Items	14
Comparable Core Business Revenues (Non-GAAP)	$6,223

% Change — Reported (GAAP) Net Operating Revenues	(16)
% Change — Core Business Revenues (Non-GAAP)	9
% Core Business Currency Impact (Non-GAAP)	3
% Change — Currency Neutral Core Business Revenues (Non-GAAP)	6
% Acquisitions, Divestitures and Structural Items	(1)
% Impact of Accounting Changes[2]	3
% Change — Core Business Organic Revenues (Non-GAAP)[3]	4

% Change — Comparable Core Business Revenues (Non-GAAP)	8
% Comparable Core Business Currency Impact (Non-GAAP)	3
% Change — Comparable Currency Neutral Core Business Revenues (Non-GAAP)	6
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Core business revenues (non-GAAP) included the net operating revenues from the Europe, Middle East & Africa, Latin America, North America, Asia
Pacific and Corporate operating segments offset by intersegment revenue eliminations of $5 million and $3 million during the three months ended
March 30, 2018 and March 31, 2017, respectively.
2 Impact of adoption of new revenue recognition accounting standard.
3 Core business organic revenue (non-GAAP) growth included even price/mix.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Operating Segment:

	Three Months Ended March 30, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$914	$572	$531	$565	$(461)	$(310)	$1,811
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	390	—	390
Productivity & Reinvestment	2	2	52	—	6	33	95
Equity Investees	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	45	—	45
Other Items	—	—	(19)	—	10	5	(4)
Comparable (Non-GAAP)	$916	$574	$564	$565	$(10)	$(272)	$2,337

	Three Months Ended March 31, 2017
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$860	$505	$574	$541	$(89)	$(428)	$1,963
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	84	—	84
Productivity & Reinvestment	2	—	35	1	14	87	139
Equity Investees	—	—	—	—	—	—	—
Transaction Gains/Losses	—	—	—	—	42	2	44
Other Items	—	—	(10)	—	(3)	35	22
Comparable (Non-GAAP)	$862	$505	$599	$542	$48	$(304)	$2,252

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	6	13	(7)	4	(419)	28	(8)
% Currency Impact	3	0	0	2	(13)	2	2
% Change — Currency Neutral (Non-GAAP)	3	13	(7)	2	(405)	25	(10)

% Impact of Items Impacting Comparability (Non-GAAP)	0	0	(2)	0	—	17	(12)
% Change — Comparable (Non-GAAP)	6	13	(6)	4	—	10	4
% Comparable Currency Impact (Non-GAAP)	3	0	0	2	—	0	2
% Change — Comparable Currency Neutral (Non-GAAP)	3	13	(5)	2	—	11	2
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Income (Loss) from Continuing Operations Before Income Taxes by Operating Segment:

	Three Months Ended March 30, 2018
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$927	$566	$531	$574	$(388)	$(377)	$1,833
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	390	—	390
Productivity & Reinvestment	2	2	52	—	6	33	95
Equity Investees	—	—	—	—	68	(17)	51
Transaction Gains/Losses	—	—	19	—	80	—	99
Other Items	—	—	(19)	—	10	102	93
Comparable (Non-GAAP)	$929	$568	$583	$574	$166	$(259)	$2,561

Operating Margin:
	Three Months Ended March 30, 2018	Three Months Ended March 31, 2017	Basis Point Growth
Reported Operating Margin (GAAP)	23.75%	21.53%	222
Items Impacting Comparability (Non-GAAP)	(6.90)%	(3.13)%
Comparable Operating Margin (Non-GAAP)	30.65%	24.66%	599

Purchases and Issuances of Stock:
	Three Months Ended March 30, 2018	Three Months Ended March 31, 2017
Reported (GAAP):
Issuances of Stock	$477	$394
Purchases of Stock for Treasury	(927)	(1,304)
Net Change in Stock Issuance Receivables[1]	(5)	(1)
Net Change in Treasury Stock Payables[2]	(16)	75
Net Share Repurchases (Non-GAAP)	$(471)	$(836)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the period.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the period.

Free Cash Flow:
	Three Months Ended March 30, 2018	Three Months Ended March 31, 2017	% Change
Net Cash Provided by Operating Activities	$613	$764	(20)
Purchases of Property, Plant and Equipment	(274)	(442)	(38)
Free Cash Flow (Non-GAAP)	$339	$322	5
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world’s largest total beverage company, offering over 500 brands to people in more than 200 countries. Of our 21 billion-dollar brands, 19 are available in lower- and no-sugar options to help people everywhere more easily control added sugar. In addition to our namesake Coca-Cola drinks, some of our household names around the world include: AdeS soy-based beverages, Ayataka green tea, Dasani waters, Del Valle juices and nectars, Fanta, Georgia coffee, Gold Peak teas and coffees, Honest Tea, Minute Maid juices, Powerade sports drinks, Simply juices, smartwater, Sprite, vitaminwater, and Zico coconut water. At Coca-Cola, we’re serious about making positive contributions to our world. That starts with reducing sugar in our drinks and bringing new and different drinks to people everywhere. It also means continuously working to reduce our environmental impact, creating rewarding careers for our associates, and bringing economic opportunity wherever we operate. In fact, together with our bottling partners, we employ more than 700,000 people around the world. For more information, visit our digital magazine Coca-Cola Journey at www.coca-colacompany.com and follow The Coca-Cola Company on Twitter, Instagram, Facebook and LinkedIn.

The fairlife® brand is owned by fairlife, LLC, our joint venture with Select Milk Producers, Inc., and fairlife’s products are distributed by our Company and certain of our bottling partners.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health-related concerns; water scarcity and poor quality; evolving consumer preferences; increased competition; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; increased demand for food products and decreased agricultural productivity; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States and throughout the world; failure to realize the economic benefits from or an inability to successfully manage the possible negative consequences of our productivity initiatives; inability to attract or retain a highly skilled and diverse workforce; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change; damage to our brand image or corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer pension plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2017, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

###